Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

MICT, INC.
as MICT,

MICT MERGER SUBSIDIARY INC.,
as Merger Sub,

and

GFH INTERMEDIATE HOLDINGS LTD.,
as Intermediate

Dated as of November 7, 2019

i

Article IV. representations and warranties of Intermediate	16
4.1 Organization and Standing	16
4.2. Authorization; Binding Agreement	16
4.3. Governmental Approvals	17
4.4. Non-Contravention	17
4.5. Capitalization	17
4.6. Finders and Brokers	18
4.7. Intermediate Activities	18
4.8. Absence of Certain Changes	18
4.9. Rule 506(d) Representation	18
4.10. Regulation S	18

V. COVENANTS	18
5.1. Access and Information	18
5.2. Conduct of Business of MICT	19
5.3. Audited Financial Statements	21
5.4. MICT Public Filings	22
5.5. No Solicitation	22
5.6. No Trading	24
5.7. Notification of Certain Matters	24
5.8. Efforts	25
5.9. Further Assurances	26
5.10. Proxy Statement	27
5.11. Public Announcements	28
5.12. Confidential Information	29
5.13. Documents and Information	30
5.14. Post-Closing Board of Directors and Executive Officers	30
5.15. Indemnification of Directors and Officers; Tail Insurance	31
5.16 Section 16 Matters	32
5.17. Legends	32
5.18 LTIP Grant to ParagonEx Founders	32

VI. Closing conditions	33
6.1. Conditions of Each Party’s Obligations	33
6.2. Conditions to Obligations of Intermediate	34
6.3. Conditions to Obligations of MICT and Merger Sub	36
6.4. Frustration of Conditions	37

VII. TERMINATION AND EXPENSES	37
7.1. Termination	37
7.2 Reserved	39
7.3 Effect of Termination	39
7.4 Reserved	39
7.5. Reserved	39
7.6. Fees and Expenses	40

ii

VIII. MISCELLANEOUS	40
8.1. Notices	40
8.2. Binding Effect; Assignment	41
8.3. Third Parties	41
8.4. Reserved	41
8.5. Governing Law; Jurisdiction	41
8.6. WAIVER OF JURY TRIAL	42
8.7. Specific Performance	42
8.8. Severability	42
8.9. Amendment	42
8.10. Waiver	42
8.11. Entire Agreement	43
8.12. Interpretation	43
8.13. Counterparts	44
8.14. Counterparts	44

IX. DEFINITIONS	44
9.1. Certain Definitions	44
9.2. Section References	53

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Joinder Agreement

Exhibit C	MICT Operating Budget

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 7, 2019, by and among (i) MICT, Inc., a Delaware corporation (together with its successors, “MICT”), (ii) MICT Merger Subsidiary Inc., upon execution of a joinder hereto, a to-be-formed British Virgin Islands company and a wholly-owned subsidiary of MICT (“Merger Sub”) and (iii) GFH Intermediate Holdings Ltd., a British Virgin Islands company (“Intermediate”). MICT, Merger Sub (upon execution of a joinder hereto), and Intermediate are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, MICT, indirectly through its subsidiaries, is a developer, manufacturer and provider of mobile computing platforms for the mobile logistics management market in the United States, Europe and Israel;

WHEREAS, Intermediate is a recently incorporated British Virgin Islands business company with limited operations, which is owned entirely by Global Fintech Holding Ltd. (“GFH” or the “Intermediate Shareholder”), also a British Virgin Islands business company, which in turn is owned by certain individuals who are not U.S. citizens or residents;

WHEREAS, concurrently with the execution of this Agreement, (i) Intermediate, shall be entering into a share exchange agreement (the “Beijing Brookfield Share Exchange Agreement”) with Beijing Brookfield Interactive Science & Technology Co. Ltd., a wholly foreign-owned enterprise, formed under the laws of the Peoples Republic of China (“Beijing Brookfield”), pursuant to which Intermediate will acquire all of the issued and outstanding ordinary shares and other equity interest of Beijing Brookfield from the shareholders of Beijing Brookfield in exchange for newly issued shares of GFH, and (ii) Intermediate shall enter into a share exchange agreement with ParagonEx Ltd., a British Virgin Islands business company (“ParagonEx”), shareholders of ParagonEx specified therein (the “ParagonEx Sellers”) and Mark Gershinson (the “Seller Representative”), whereby, subject to and upon the fulfillment of the conditions set forth in such agreement, the ParagonEx Sellers shall transfer to Intermediate all of the issued and outstanding securities of ParagonEx held by them, comprising all of ParagonEx’s issued shares on a fully diluted basis, in exchange for Intermediate’s payment and delivery of the ParagonEx Cash Consideration and the Exchange Shares, as such terms are defined therein (the “ParagonEx Share Exchange Agreement”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into Intermediate, with Intermediate continuing as the surviving entity, as a result of which each share of Intermediate that is issued and outstanding immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of MICT (the “Merger”, and together with the other transactions contemplated by this Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Act (as defined herein) and the BVI Act, as applicable;

WHEREAS, MICT has entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which such PIPE Investors will make investments in MICT in a private placement transaction in the aggregate amount of at least Twenty Five Million U.S. Dollars ($25,000,000), in consideration for the issuance of senior secured convertible notes of MICT, such purchases to be consummated and the proceeds thereof released to MICT immediately prior to the Closing, conditioned upon receipt of approval of the stockholders of MICT to the Transactions and satisfaction or waiver of the conditions to Closing set forth in Article VI (such transactions, the “PIPE Investment”);

WHEREAS, on July 29, 2019, MICT closed a private placement with BNN Technology PLC, a United Kingdom private limited company (“BNN”), whereby MICT issued to BNN convertible notes of MICT and warrants to purchase shares of common stock of MICT (such notes being automatically convertible into shares of common stock of MICT upon Closing);

WHEREAS, the boards of directors of MICT and Intermediate have each, and the board of Merger Sub will have following its formation and prior to execution of a joinder to this Agreement (i) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, MICT has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by MICT and the holders of voting stock of MICT set forth on Schedule 1; and

WHEREAS, certain capitalized terms used herein are defined in Article IX hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the plan of merger and the articles of merger to be prepared by the Parties (the “Plan of Merger” and the “Articles of Merger” respectively), and in accordance with the applicable provisions the BVI Act, Intermediate, as a constituent party for the purpose of the BVI Act, and Merger Sub, as a constituent party for the purpose of the BVI Act, shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Intermediate as the surviving entity for the purpose of the BVI Act, following which the separate corporate existence of Merger Sub shall cease and Intermediate shall continue as the surviving company. Intermediate, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Intermediate for periods after the Effective Time shall include the Surviving Company).

1.2 Effective Time. Intermediate and Merger Sub shall cause the Merger to be consummated by filing the Articles of Merger and any other documents required to be filed pursuant to the BVI Act with the British Virgin Islands Registrar of Corporate Affairs, in accordance with the relevant provisions of the BVI Act (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) assets of every description, including choses in action and the business of each of Intermediate and Merger Sub, immediately vests in Intermediate; and

(b) Intermediate is liable for all claims, debts, liabilities and obligations of each of Intermediate and Merger Sub.

1.4 Merger Consideration. As consideration for the Merger, MICT shall deliver to the Intermediate Shareholder, an aggregate of 109,946,914 shares of MICT Common Stock (the “Shareholder Merger Consideration”), with each share of MICT Common Stock valued at the MICT Common Stock Price. A capitalization table showing the breakdown of the shareholdings of MICT on a fully diluted basis immediately before and after the issuance of the Shareholder Merger Consideration, including all surviving options, warrants, convertible notes and other convertible instruments that may remain or become outstanding obligations of MICT at the Closing, including those issuable upon conversion or exercise of any of the securities specified in Section 5.2(b)(ii) below, is attached as Schedule 1.4 (the “Cap Table”). Any equity financing that MICT may undertake prior to the completion of the Merger in order to meet its obligation under Section 1.14 below, to have net unrestricted cash equal to at least the Minimum Net Cash, shall not dilute or otherwise adversely affect the GFH Shareholders (including the ParagonEx Sellers) in any manner.

1.5 Organizational Documents of Surviving Company. At the Effective Time, the Memorandum and Articles of Association of Intermediate, as in effect immediately prior to the Effective Time, shall become the Memorandum and Articles of Association of the Surviving Company.

1.6 Reserved.

1.7 Effect of Merger on Issued Securities of Intermediate. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of MICT, Intermediate or Merger Sub:

(a) Intermediate Shares. Subject to Section 1.7(b) below, all Intermediate Shares issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Shareholder Merger Consideration, with the Intermediate Shareholder being entitled to receive the Shareholder Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.9. As of the Effective Time, the holders of certificates previously evidencing Intermediate Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(b) Reserved.

(c) Transfers of Ownership. If any certificate for securities of the Surviving Company is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Surviving Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Surviving Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Surviving Company or any agent designated by it that such tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Company, MICT or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Dissenter Rights. In accordance with Section 179 of the BVI Act, no dissenter rights would be available to holders of shares of Intermediate Shares who are dissenting from the Merger.

1.8 Effect of Merger on Merger Sub Shares. At the Effective Time, by virtue of the Merger all of the shares of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company.

1.9 Surrender of Intermediate Securities.

(a) All securities issued as Shareholder Merger Consideration upon the surrender of Intermediate Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(b) The Intermediate Shareholder shall be entitled to receive the Shareholder Merger Consideration as consideration for the cancellation of the Intermediate Shares represented by the Intermediate Certificate(s), as soon as reasonably practicable after the Effective Time, but subject to the delivery to MICT of the following items (collectively, the “Transmittal Documents”): (i) the Intermediate Certificate(s) for its Intermediate Shares, and such other documents as may be reasonably requested by MICT in respect of the Intermediate Shares it shall hold at the Effective Time; and (ii) a counterpart to a customary Lock-Up Agreement with respect to the MICT Common Stock in a form to be mutually agreed to among the Parties prior to the Closing (“Lock-Up Agreement”), and (iii) a duly executed counterpart to the Registration Rights Agreement. Until so surrendered, each Intermediate Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Shareholder Merger Consideration attributable to such Intermediate Certificate.

1.10 Lost, Stolen or Destroyed MICT Certificates. In the event any certificates shall have been lost, stolen or destroyed, MICT shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (“Lost Certificate Affidavit”), such securities, as may be required by MICT; provided, however, that MICT may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub as required by the BVI Act, the officers and directors of MICT and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Sunrise Agreement. The Parties acknowledge that after the Closing, the board of MICT shall take all necessary action to increase the number of shares of MICT Common Stock to such number of shares as the board reasonably determines will be sufficient for it to, if necessary, issue a number of shares equivalent in value to any potential claim for compensation under the letter agreement between MICT, Sunrise Securities LLC (“Sunrise Securities”) and Trump Securities (“Trump Securities”), dated March 13, 2017 (the “Sunrise Agreement”) that is brought by Sunrise Securities, Trump Securities or their respective Affiliates against any of MICT, GFH or their respective Subsidiaries. In the event any such claim is finally adjudicated by a court of competent jurisdiction in favor of Trump Securities, Sunrise Securities or any of their Affiliates, MICT shall issue such shares of MICT Common Stock to GFH. Notwithstanding the foregoing, in no event shall the number of shares of MICT Common Stock issued to GFH exceed seven percent (7%) of the issued and outstanding shares of MICT Common Stock immediately following the issuance of (i) any compensation shares adjudicated in favor of Sunrise Securities, Trump Securities or their Affiliates, and (ii) the compensation shares to GFH as contemplated herein above.

1.14 Stadium Note. If, at any time following the Closing, the principal amount of the Stadium Note, any interest thereon and any other payments due in connection therewith (collectively, the “Total Stadium Note Amount”), or any part thereof, is either (a) converted into shares of MICT stock of any class (or into securities exchangeable for such shares) or (b) paid or repaid by MICT or by any of its subsidiaries or affiliates (or otherwise at MICT’s direct or indirect expense), then MICT shall issue to the ParagonEx Sellers, at no cost, such number of additional shares of MICT Common Stock as necessary to bring (a) the total value of the stake beneficially owned by the ParagonEx Sellers in MICT immediately following the issuance of such additional shares (taking into account all conversion shares underlying the Stadium Note, if converted, or a diminishment in MICT’s equity value in an amount equal to the Total Stadium Note Amount dollar-for-dollar, if repaid) to equal (b) the total value of the shares beneficially owned by the ParagonEx Sellers in MICT had the Stadium Note been forfeited and cancelled without any impact on MICT immediately prior to their conversion or repayment – in each case based on the MICT Common Stock Price and on a fully diluted basis. Such anti-dilution shares shall be allocated among the ParagonEx Sellers pro-rata in accordance with their respective holdings of Purchased Securities, as defined in the ParagonEx Share Exchange Agreement.

1.15 Minimum Net Cash. At Closing, following the closing of the PIPE Investment and any other financing transactions, the completion of the Related Acquisitions and after giving effect to the payment of the consideration therefor and after payment or deduction of (i) all costs and expenses of the Transactions (other than the ParagonEx Cash Consideration, as described in this Section 1.14), (ii) all brokerage and placement agent fees that may be (or have been) incurred in raising capital by or on behalf of MICT, any of its Subsidiaries or Intermediate through the Closing Date, and (iii) any MICT Indebtedness, MICT shall have net unrestricted cash from all sources of at least Twenty Seven Million Five Hundred Thousand U.S. Dollars ($27,500,000) (the “Minimum Net Cash”).

1.16 Effect of Merger on MICT Options. In connection with the Merger, the MICT board of directors shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired and unexercised MICT option (the “MICT Options”) shall be accelerated in full effective as of immediately prior to the Effective Time, consistent with the provisions of this Section 1.15. At the Effective Time, all MICT Options that are outstanding and unexercised immediately prior to the Effective Time shall survive the Closing, and for a period of at least fifteen months from the Closing Date (as defined below), any and all equity incentive plans of MICT, including but not limited to the 2012 Stock Incentive Plan and the 2014 Stock Incentive Plan, as in effect on the date of this Agreement, and any registration statement(s) on Form S-8 or otherwise relating to the shares underlying the MICT Options issuable thereunder, shall remain in effect. At the Effective time, any restriction on the exercise of any MICT Option shall continue in full force and effect and the term, exercisability and other provisions of such MICT Options shall otherwise remain unchanged; provided, however, that the vesting of all such options shall be fully accelerated, and they will become fully exercisable as of the Effective Time; and provided further that notwithstanding the termination of the employment or directorship of any optionholder, each MICT Option shall expire on the 15-month anniversary from the Closing Date, and to the extent provided under the terms of any MICT Option, such MICT Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, dividend or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction.

Article II
CLOSING

2.1 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article VII and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), located at 1345 Avenue of the Americas, New York, NY, 11th Floor, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as MICT, Intermediate may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF MICT AND MERGER SUB

Except as set forth in (i) the disclosure schedules delivered by MICT and Merger Sub to Intermediate on the date hereof (the “MICT Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, MICT represents and warrants to Intermediate as of the date hereof and as of the Closing Date and Merger Sub represents to Intermediate as of the date Merger Sub executes a joinder to this Agreement in the form of Exhibit B hereto and as of the Closing Date, as follows:

3.1 Organization and Standing. MICT and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and the British Virgin Islands, respectively. MICT and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of MICT and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect with respect to MICT and its Subsidiaries taken as a whole. MICT and Merger Sub have heretofore made available to Intermediate accurate and complete copies of the Organizational Documents of MICT and Merger Sub as currently in effect. As of the date hereof and as of the Effective Time neither MICT nor Merger Sub is in violation of any provision of its Organizational Documents or any agreements with its shareholders, except where any such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to MICT and its Subsidiaries, taken as a whole. Merger Sub was formed for the sole purpose of effecting the Merger and the other transactions contemplated by this Agreement and any Ancillary Document. Accordingly, prior to the Effective Time, Merger Sub had no material business, operations, property, assets or Liabilities.

3.2 Authorization; Binding Agreement. Each of MICT and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of MICT to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of MICT and Merger Sub and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of MICT or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which such Party is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of MICT and Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by MICT and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of MICT and Merger Sub, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of MICT or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by MICT or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by MICT and Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any other U.S. federal securities laws and rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on MICT.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by MICT and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by MICT and Merger Sub of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any MICT Material Contract except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on MICT or materially impair the ability of MICT on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder.

3.5 Capitalization.

(a) MICT is authorized to issue 25,000,000 shares of MICT Common Stock, and 5,000,000 shares of preferred Stock, par value $0.001 per share. The issued and outstanding MICT Securities on a fully diluted basis as of the date of this Agreement (including all MICT Warrants, whether or not ‘in the money’) are set forth in the Cap Table attached as Schedule 1.4 (specifically in the lines titled “MICT Shareholders”, “MICT July 2019 Preferred Placing (as converted to ordinary shares on closing)” and “Shares issued as a result of conversion of the MICT Debentures”) and the notes thereto, which Cap Table and notes supersede any discrepant information in that regard that may appear in the MICT Disclosure Schedules. All outstanding MICT Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, MICT’s Charter or any Contract to which MICT is a party. None of the outstanding MICT Securities has been issued in violation of any applicable securities Laws. Except for Merger Sub and as otherwise as set forth on EDGAR, MICT does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in the Cap Table and the notes thereto, there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of MICT or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of MICT, or the right to share in the equity, profits, earnings, losses or gains of MICT, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which MICT or, to the Knowledge of MICT, any of its stockholders are a party or bound relating to any equity securities of MICT, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to MICT. Other than as expressly set forth in this Agreement, there are no outstanding obligations of MICT to repurchase, redeem or otherwise acquire any shares of MICT or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which MICT is a party with respect to the voting of any shares of MICT.

(c) other than Indebtedness set forth on Schedule 3.5(c), MICT has no Indebtedness as of the date of this Agreement and shall not have any Indebtedness at the Closing.

(d) Since January 1, 2019 and except as contemplated by this Agreement, MICT has not declared or paid any distribution or dividend in respect of its shares and neither has repurchased, redeemed or otherwise acquired any of its shares, and MICT’s board of directors has not authorized any of the foregoing. Any distributions or dividend declared or paid prior to January 1, 2019 by MICT or any of its Subsidiaries were lawfully distributed. There is no Liability for dividends accrued and unpaid by the MICT or any of its Subsidiaries.

3.6 SEC Filings and MICT Financials.

(a) Since the date of its formation, MICT, has filed all forms, pro formas, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by MICT with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, pro formas, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement, except where any such failures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to MICT and its Subsidiaries, taken as a whole. Except to the extent available on the SEC’s web site through EDGAR, MICT has delivered to Intermediate copies in the form filed with the SEC of all of the following: (i) MICT’s annual reports on Form 10-K for each fiscal year of MICT beginning with the first year MICT was required to file such a form, (ii) MICT’s quarterly reports on Form 10-Q for each fiscal quarter that MICT filed such reports to disclose its quarterly financial results in each of the fiscal years of MICT referred to in clause (i) above, (iii) all other forms, pro formas, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by MICT with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) and, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) MICT’s Common Stock is listed on Nasdaq, (B) other than as set forth in Schedule 3.6, MICT has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such MICT Securities, (C) there are no Actions pending or, to the Knowledge of MICT, threatened against MICT by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such MICT Securities on Nasdaq and (D) such MICT Securities are in material compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b) The financial statements and notes of MICT contained or incorporated by reference in the SEC Reports (the “MICT Financials”), were complete and correct in all material respects as of their respective dates and fairly present in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of MICT at the respective dates of and for the periods referred to in such financial statements, to the extent as may be permitted by the rules of the SEC and subject to normal year-end audit adjustments that will not be material in amount or effect, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as set forth in Schedule 3.6 and except as and to the extent reflected or reserved against in MICT Financials, MICT has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in MICT Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the date of the last audited balance sheet in the MICT Financials in the ordinary course of business and which are not material in amount, (ii) normal and recurring current Liabilities that have been incurred by MICT since the date of MICT’s audited consolidated balance sheet at December 31, 2018 in the ordinary course of business and that are not material in amount, (iii) Liabilities for performance of obligations of MICT under Contracts (other than for breach thereof), (iv) Liabilities described in Schedule 3.6, and (v) Liabilities incurred in connection with the Transactions.

(d) The accounts receivable of MICT (collectively, the “MICT Accounts Receivable”) as reflected on the MICT Financials and as will be reflected in the MICT Pre-Closing Statement arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of MICT, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.

3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7 or as disclosed on EDGAR, or for actions expressly contemplated by this Agreement, since December 31, 2018, MICT has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been, subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of Intermediate.

3.8 Compliance with Laws. MICT has since January 1, 2016, been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on MICT, and MICT has not received written notice alleging any violation of applicable Law in any material respect by which MICT or any of its properties, assets, employees, business or operation are or were bound or affected. Without limiting the foregoing, MICT’s business does not involve the use or development of, or engagement in, encryption technology, or, to MICT’s Knowledge, other technology whose development, commercialization or export is restricted under applicable Law, and to MICT’s Knowledge their respective business does not require MICT or any of its Subsidiaries to obtain a license from any Governmental Authority in the United States or elsewhere.

3.9 Actions; Orders; Permits. In the past five (5) years, there is no pending or, to the Knowledge of MICT, threatened Action to which MICT is subject which would reasonably be expected to have a Material Adverse Effect on MICT, nor, to the Knowledge of MICT, is there any reasonable basis for any such Action to be made. There is no Action that MICT has pending against any other Person. Neither MICT, nor, to the Knowledge of MICT, any of its directors or officers, are subject to any Orders of any Governmental Authority, nor are any such Orders pending. As of the date of this Agreement, none of the directors or officers of MICT have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. MICT holds and has at all times held in all material respects all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on MICT.

3.10 Taxes and Returns.

(a) MICT has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld (whether or not shown on any Tax Return), all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in MICT Financials have been established in accordance with GAAP and has no Liability for Taxes in excess of the amounts so paid. The MICT Financials reflect all material Liabilities for unpaid Taxes of MICT for the periods (or portions of periods) covered by the MICT Financials. MICT has no material Liability for unpaid Taxes accruing after the MICT Financials date, except for Taxes arising in the ordinary course of business consistent with past practice. There are no audits, examinations, investigations or other proceedings pending against MICT in respect of any Tax, and MICT has not been notified in writing of any proposed Tax claims or assessments against MICT (other than, in each case, claims or assessments for which adequate reserves in MICT Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of MICT’s assets, other than Permitted Liens. MICT has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by MICT for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since January 1, 2019, MICT has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) To the Knowledge of MICT, and based on advice of counsel: (a) there are no jurisdictions in which MICT is legally required to file a Tax Return other than the jurisdictions in which MICT has filed Tax Returns; (b) MICT is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction; and (c) MICT is and has always been a tax resident solely in the U.S.

(d) MICT does not participate nor has it ever participated in or engaged in any transaction involving Tax planning that requires reporting under applicable Tax Law, including with respect to U.S. federal, state or local value added Taxes or similar services or sales Taxes (“VAT”), if any.

(e) There are no applicable Tax holidays or incentives. MICT is in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized in any material respect by the transactions contemplated by this Agreement and any Ancillary Document.

(f) MICT is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, if applicable, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of MICT. The prices for any property or services (or for the use of any property) provided by or to MICT or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws.

(g) Each of the MICT Subsidiaries is duly registered for the purposes of VAT and has complied in all material respects with all requirements concerning VAT.

3.11 Employees and Employee Benefit Plans. Other than as set forth in Schedule 3.11 MICT does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Real Property. Schedule 3.12 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by MICT and its Subsidiaries for the operation of the business of MICT and its Subsidiaries, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “MICT Real Property Leases”), as well as the current annual rent and term under each MICT Real Property Lease. MICT has provided to Intermediate a true and complete copy of each MICT Real Property Lease. The MICT Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of MICT, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of MICT or any of its Subsidiaries or any other party under any of MICT Real Property Leases, and neither MICT nor any of its Subsidiaries has received notice of any such condition or any intention of lessor to change any terms of the MICT Real Property Leases. With respect to each of the MICT Real Property Leases, MICT’s possession and quiet enjoyment of the MICT Real Property Leases has not been disturbed, and to the Knowledge of MICT, there are no disputes with respect to such MICT Real Property Leases.

3.13 Personal Property. Each item of Personal Property which is currently owned, used or leased by MICT with a book value or fair market value of greater than Seventy-Five Thousand U.S. Dollars ($75,000) is set forth on Schedule 3.13, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“MICT Personal Property Leases”). Except as set forth in Schedule 3.13, all such items of MICT Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of MICT. The operation of MICT’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a MICT Subsidiary, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a MICT Subsidiary, MICT has provided to Intermediate a true and complete copy of each of MICT Personal Property Leases, and in the case of any oral MICT Personal Property Lease, a written summary of the material terms of such MICT Personal Property Lease. MICT Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of MICT, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a MICT or any other party under any of MICT Personal Property Leases, and MICT has not received notice of any such condition.

3.14 Title to and Sufficiency of Assets. MICT has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets (real and personal) that are used in or necessary for the conduct of MICT’s business as it is now conducted or presently proposed to be conducted, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (iii) Liens specifically identified on the MICT Financials. The assets and properties (including Intellectual Property rights and contractual rights) currently owned, leased or licensed by MICT and its Subsidiaries constitute all of the assets, rights and properties that are necessary for the operation of the businesses of MICT as it is now conducted or that are used or held by MICT and its Subsidiaries for use in the operation of the businesses of MICT and its Subsidiaries, and taken together, are adequate and sufficient for the operation of the businesses of MICT and its Subsidiaries as currently conducted. MICT does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

3.15 Material Contracts.

(a) Except as set forth on Schedule 3.15(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which MICT is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than One Hundred Thousand U.S. Dollars ($100,000), (ii) may not be cancelled by MICT on less than ninety (90) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of MICT as its business is currently conducted, any acquisition of material property by MICT, or restricts in any material respect the ability of MICT from engaging in business as currently conducted by it or from competing with any other Person (each, a “MICT Material Contract”). All MICT Material Contracts have been made available to Intermediate other than those that are exhibits to the SEC Reports.

(b) With respect to each MICT Material Contract: (i) the MICT Material Contract is legal, valid, binding and enforceable in all material respects against MICT and, to the Knowledge of MICT, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) MICT is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by MICT, or permit termination or acceleration by the other party, under such MICT Material Contract; and (iii) to the Knowledge of MICT, no other party to any MICT Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by MICT under any MICT Material Contract.

3.16 Transactions with Affiliates. Schedule 3.16 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between MICT and any (a) present or former director, officer or employee or Affiliate of MICT, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of MICT’s outstanding capital stock as of the date hereof.

3.17 Investment Company Act. MICT is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.18 Finders and Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, Intermediate or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of MICT.

3.19 Certain Business Practices.

(a) Neither MICT, its Subsidiaries nor any of their Representatives acting on their behalf, has since the inception of MICT or the applicable Subsidiary, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) unlawfully offered, made, promised or authorized the giving of any payment or anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act of 2010, (iii) made any other unlawful payment or (iv) in the past five (5) years, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder MICT or assist it in connection with any actual or proposed transaction.

(b) The operations of MICT are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving MICT with respect to the any of the foregoing is pending or, to the Knowledge of MICT, threatened.

(c) None of MICT or any of their respective directors or officers, or, to the Knowledge of MICT, any other Representative acting on behalf of MICT is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and MICT has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(d) MICT (i) has maintained in all material respects complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials, (ii) has not knowingly made any false or fictitious entries in its books and records relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) has not established or maintained a secret or unrecorded fund or account.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by MICT relating to MICT or its business, properties, assets, directors, officers and employees, copies of which have been provided to Intermediate. All premiums due and payable under all such insurance policies have been timely paid and MICT is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of MICT, since January 1, 2016, there is no threatened termination of, or material premium increase with respect to, any such insurance policies. Since January 1, 2016, there have been no insurance claims made by MICT. MICT has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on MICT.

3.21 Reserved.

3.22 Subsidiaries. The name of each Subsidiary of MICT is set forth in MICT’s most recent Form 10-K filed with the SEC. All of the outstanding equity securities of each Subsidiary of MICT are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and the Organizational Documents of the issuing Subsidiary and are owned by MICT free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which MICT or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of MICT other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of MICT is a party or which are binding upon any Subsidiary of MICT providing for the issuance or redemption of any shares or other equity interests of any Subsidiary of MICT. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of MICT. No Subsidiary of MICT has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. None of MICT or any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. MICT has no outstanding or anticipated obligations, guarantees or Liabilities with respect to any current or former direct or indirect Subsidiary, including Micronet, other than with respect to the obligations set forth in (i) that certain Share Purchase Agreement, dated as of December 31, 2017 ,by and among MICT, Enertec Management Ltd., Enertec Systems 2001 Ltd. and Coolisys Technologies Inc. (the “Enertec Share Purchase Agreement”) including certain indemnification obligations related thereto, and (ii) that certain Escrow Agreement with I.B.I Trust Management (the “Enertec Escrow Agreement”) entered into in connection with the consummation of the transactions contemplated by the Enertec Share Purchase Agreement. In addition, all such indemnification obligations are limited to the amount set aside to satisfy indemnification claims pursuant to the Enertec Escrow Agreement.

3.23 Information Supplied. The representations or warranties of MICT in this Article III are true, complete and correct as of the date hereof and as of the Closing Date. None of the information supplied or to be supplied by MICT, including without limitation the MICT Financials, expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to Intermediate and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by MICT expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MICT makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Intermediate, Beijing Brookfield, ParagonEx or their Affiliates.

3.24 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as otherwise contemplated by this Agreement, and it does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and it has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger and the other transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not a party to or bound by any Contract.

3.25 Disclosure. No representations or warranties by MICT in this Agreement (as modified by the MICT Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the MICT Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. There is no fact that MICT has not disclosed to Intermediate in writing and of which MICT or any of its Subsidiaries is aware that is likely to have a Material Adverse Effect. No due diligence, investigation or analysis made or carried out by or on behalf of Intermediate shall in any manner affect, restrict the benefit of Intermediate or limit any of MICT’s warranties and representations or any other obligations of MICT.

Article IV
REPRESENTATIONS AND WARRANTIES OF Intermediate

Intermediate hereby represents and warrants to MICT and Merger Sub, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Intermediate is a British Virgin Islands business company duly formed, validly existing and in good standing under the Laws of the British Virgin Islands. Intermediate has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Intermediate is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Intermediate has heretofore made available to MICT, accurate and complete copies of the Organizational Documents of Intermediate as currently in effect. As of the date hereof and as of the Effective Time Intermediate is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Intermediate has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Intermediate and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Intermediate is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Intermediate is a party has been or shall be when delivered, duly and validly executed and delivered by Intermediate and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered by such Party shall constitute, the valid and binding obligation of such Party , enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Intermediate is required to be obtained or made in connection with the execution, delivery or performance by Intermediate of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Intermediate.

4.4 Non-Contravention. The execution and delivery by Intermediate of this Agreement and each Ancillary Document to which it is a party, the consummation by Intermediate of the transactions contemplated hereby and thereby, and compliance by Intermediate with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Intermediate’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Intermediate or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Intermediate under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Intermediate under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract of Intermediate, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would materially impair the ability of Intermediate on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder.

4.5 Capitalization.

(a) Intermediate is authorized to issue 50,000 shares ofUS$0.001 par value per share. As of the date of this Agreement, there is one (1) share of Intermediate issued and outstanding, which is owned by Intermediate Shareholder. All outstanding shares of Intermediate are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Intermediate Charter or any Contract to which Intermediate is a party. None of the outstanding Intermediate shares have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Intermediate does not have any Subsidiaries or own any equity interests in any other Person.

(b) There are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of Intermediate or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of Intermediate, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Intermediate or, to the Knowledge of Intermediate, any of its shareholders are a party or bound relating to any equity securities of Intermediate, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Intermediate. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Intermediate to repurchase, redeem or otherwise acquire any shares of Intermediate or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Intermediate is a party with respect to the voting of any shares of Intermediate.

(c) Since its formation and except as contemplated by this Agreement, Intermediate has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Intermediate’s board of directors has not authorized any of the foregoing.

4.6 Finders and Brokers. Except as set forth on Schedule 4.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, Intermediate or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Intermediate.

4.7 Intermediate Activities. Since its formation, Intermediate has not engaged in any business activities, or as otherwise contemplated by this Agreement, and it does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger and the other transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which it is a party, Intermediate is not a party to or bound by any Contract.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2018, each of Beijing Brookfield and ParagonEx have (a) conducted their business only in the ordinary course of business consistent with past practice, (b) not been, subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 3.8 of the ParagonEx Share Exchange Agreement or the Beijing Brookfield Share Exchange Agreement, as the case may be, if such action were taken on or after the date hereof without the consent of Intermediate.

For the avoidance of doubt, this Agreement assumes, and Intermediate hereby confirms to MICT, that each of the Beijing Brookfield Share Exchange Agreement and the ParagonEx Share Exchange Agreement are currently in effect. In addition to the representations and warranties made by Intermediate in this Agreement (including but not limited to those described in this Article IV), Intermediate represents and warrants to MICT, as of the date hereof and as of the Closing, that the representations and warranties made by each of Beijing Brookfield and ParagonEx in the Beijing Brookfield Share Exchange Agreement and the ParagonEx Share Exchange Agreement, respectively (collectively, the “BII/ParagonEx Reps”), are true and correct in all respects, and MICT shall be permitted to rely on such BII/ParagonEx Reps as if they were included herein.

4.9 Rule 506(d) Representation. Intermediate represents that it is not a person of the type described in Section 506(d) of Regulation D under the Securities Act that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D under the Securities Act.

4.10 Regulation S. Intermediate and each of its shareholders certifies that he, she or it is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) and is not acquiring the Shareholder Merger Consideration for the account or benefit of any U.S. person, and understands that the Shareholder Merger Consideration are not registered under the Securities Act. Each Non-U.S. Shareholder has no intention of becoming a U.S. Person and certifies that such shareholder will only transfer the Shareholder Merger Consideration in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Article V
COVENANTS

5.1 Access and Information.

(a) Subject to Section5.12(a), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), MICT shall give, and shall cause its Representatives to give, Intermediate and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to MICT or its Subsidiaries, as Intermediate or its Representatives may reasonably request regarding MICT, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of its Representatives to reasonably cooperate with Intermediate and its Representatives in their investigation; provided, however, that Intermediate and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of MICT, any of its Subsidiaries.

(b) Subject to Section 5.12(b), during the Interim Period, Intermediate shall give, and shall cause its Representatives to give, MICT and its respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Intermediate, Beijing Brookfield or ParagonEx or their Subsidiaries, as MICT or its Representatives may reasonably request regarding Intermediate, Beijing Brookfield or ParagonEx, their Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of their Representatives to reasonably cooperate with MICT and its Representatives in their investigation; provided, however, that MICT shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Intermediate, Beijing Brookfield or ParagonEx or any of their Subsidiaries.

5.2 Conduct of Business of MICT.

(a) Unless Intermediate shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, MICT shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to such Party and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by (i) the terms of this Agreement (including as contemplated by any PIPE Investment), (ii) the terms of those certain securities purchase agreements for the sale of preferred stock, convertible notes and warrants entered into by and among MICT and the counterparties thereto on June 4, 2019, (iii) as explicitly provided for in the agreed upon operating budget of MICT attached hereto as Exhibit C, or (iv) as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of Intermediate, MICT shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for the issuance of options to purchase 1,200,000 shares of MICT Common Stock;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof (other than a reverse stock split in connection with satisfying Nasdaq’s listing standards, if applicable) or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) such that its total Indebtedness would exceed Three Million Three Hundred Fifty Thousand U.S. Dollars ($3,350,000) (individually or in the aggregate), make a loan or advance to or investment in any third party, (other than advancement of expenses to employees in the ordinary course of business) or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Fifty Thousand U.S. Dollars ($50,000) individually or One Hundred Thousand U.S. Dollars ($100,000) in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting MICT’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Subsidiary) not in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in MICT Financials;

(xiii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of One Hundred Thousand U.S. Dollars ($100,000) individually for any project (or set of related projects) or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of One Hundred Thousand U.S. Dollars ($100,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2 during the Interim Period;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.3 Audited Financial Statements. On or prior to November 15, 2019, MICT shall use its commercially reasonable efforts to complete, and both MICT and Intermediate shall use commercially reasonable efforts to cause their Subsidiaries to complete (if applicable), their respective (i) audited consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and (ii) unaudited consolidated interim financial statements for the nine-month period ended September 30, 2019, for their respective Subsidiaries for inclusion in the Proxy Statement and/any Current Report on Form 8-K. Such audited and unaudited financial statements shall be accompanied by a certificate of the Chief Financial Officer of the applicable entity to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the applicable entity and its Subsidiaries as of the date or for the periods indicated, in accordance with IFRS or GAAP, as applicable, subject to year-end audit adjustments and excluding footnotes. For the avoidance of doubt, pursuant to the transactions contemplated by the Beijing Brookfield Share Exchange Agreement and the ParagonEx Share Exchange Agreement, the financial statements to be provided by Intermediate pursuant to this Section 5.3 shall include the requisite information from each of Beijing Brookfield and ParagonEx.

5.4 MICT Public Filings. During the Interim Period, MICT will use reasonable best efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the MICT Common Stock on Nasdaq.

5.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to Intermediate and its Affiliates (including, for the avoidance of doubt, Beijing Brookfield and ParagonEx), a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or 15% or more of the business or assets of Intermediate, Beijing Brookfield or ParagonEx (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of the shares or other equity interests or profits of Intermediate, Beijing Brookfield or ParagonEx, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to MICT and its Affiliates, a transaction for the acquisition of 15% or more of any business, company, assets or 15% or more of the equity interests of the direct or indirect owners of such business, company or assets (other than the transactions contemplated by this Agreement).

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of Intermediate, on the one hand and MICT on the other hand, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Notwithstanding the foregoing provisions of Section 5.5(b), prior to obtaining the Required Stockholder Approval, MICT’s board of directors may, directly or indirectly, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 5.5(b) and that MICT’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to MICT or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) MICT’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either MICT is already a party to a confidentiality agreement with such third party or MICT enters into a confidentiality agreement with such third party; (iii) MICT notifies Intermediate of the identity of such Person and provides Intermediate with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), MICT furnishes such non-public information to Intermediate (and/or its Representatives) (to the extent such information has not been previously furnished to Intermediate).

(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(e) Subject to the provisions of this Section 5.5, (A) MICT’s board of directors shall (x) recommend that MICT’s stockholders adopt this Agreement and approve the Merger and the other Transactions contemplated hereby in accordance with the applicable provisions of the Delaware Act (the “MICT Board Recommendation”) and (y) include MICT Board Recommendation in the Proxy Statement, and (B) neither MICT’s board of directors nor any committee thereof shall (i) fail to make, withdraw, amend, modify or qualify MICT Board Recommendation, or publicly propose to withhold, withdraw, amend, modify or qualify MICT Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal, or (iii) fail to include MICT Board Recommendation in the Proxy Statement (the actions or inactions referred to in the preceding clauses (i), (ii), and (iii) being referred to herein as a “MICT Board Recommendation Change”).

(f) Notwithstanding anything to the contrary set forth in this Agreement, MICT’s board of directors may effect a MICT Board Recommendation Change at any time prior to obtaining the Required Stockholder Approval in the event that:

(i) MICT’s board of directors has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 5.5 and determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any notice to Intermediate thereof shall not constitute a MICT Board Recommendation Change) or an Intervening Event has occurred;

(ii) prior to effecting such MICT Board Recommendation Change, MICT’s board of directors shall have given Intermediate at least five (5) Business Days’ notice of its intention to effect a MICT Board Recommendation Change pursuant to Section 5.5(f) (the “Change of Recommendation Notice Period”);

(iii) if requested by Intermediate, during the Change of Recommendation Notice Period, MICT shall have met and negotiated in good faith with Intermediate, regarding modifications to the terms and conditions of this Agreement to obviate the need for a MICT Board Recommendation Change;

(iv) prior to the end of the Change of Recommendation Notice Period, including any extensions thereto, Intermediate shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by MICT, would form a binding contract, that MICT’s board of directors determines (after consultation with its financial advisor and its outside legal counsel) obviates the need for a MICT Board Recommendation Change; and

(v) MICT’s board of directors determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Intermediate pursuant to this Section 5.5(f) that, in light of such Superior Proposal or Intervening Event, the failure to effect a MICT Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

5.6 No Trading. Intermediate acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material nonpublic information of MICT, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Intermediate hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of MICT, communicate such information to any third party, take any other action with respect to MICT in violation of such Laws, or cause or encourage any third party to do any of the foregoing, including, without limitation , Regulation M of such Federal Securities Laws.

5.7 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (including, with respect to Intermediate, each of Beijing Brookfield and ParagonEx): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; (e) becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (f) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notification given to a Party pursuant to this Section 5.7 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party (including, with respect to Intermediate, each of Beijing Brookfield and ParagonEx) providing such notification or any of such Party’s Subsidiaries contained in this Agreement, any accompanying schedules or exhibits, or any certificates contemplated by this Agreement.

5.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Intermediate shall request early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the transactions contemplated in this Agreement.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including (a) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, (b) obtaining each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or any Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement or for such Contract to remain in full force and effect; (c) lifting any injunction prohibiting, or any other legal bar to, the transactions contemplated by this Agreement; and (d) satisfying the conditions precedent to the consummation of this Agreement.

5.10 Proxy Statement.

(a) As promptly as practicable after the date hereof, MICT shall prepare with the reasonable assistance of Intermediate, and file with the SEC a proxy statement of MICT (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from MICT stockholders for the matters to be acted upon at a special meeting of MICT stockholders ( the “Special Meeting”) to be called and held for the purpose of soliciting proxies from MICT stockholders to vote, in favor of resolutions approving (i) the issuance of the shares constituting the Shareholder Merger Consideration and the other Transactions requiring approval by the holders of MICT Common Stock in accordance with MICT’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq, (ii) the issuance of shares of MICT Common Stock (or securities convertible or exercisable for MICT Common Stock) representing greater than twenty percent (20%) of MICT’s Common Stock or voting power, at a price less than the greater of book or market value, as required by Nasdaq’s rules and regulations (the “20% Rule Proposal”), (iii) the amendment of the MICT Charter to (A) increase the authorized shares of MICT in an amount sufficient to provide for the full conversion of the shares underlying the MICT Debentures and (B) if necessary, to effect a reverse stock split of the MICT Common Stock, solely in order to comply with Nasdaq continued listing requirements (the “Amendment Proposal”), (iv) such other matters as Intermediate and MICT shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i)-(iv), collectively, the “MICT Stockholder Approval Matters”), and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of MICT. MICT agrees to use commercially reasonable efforts to include the following items in the Proxy Statement to be filed promptly after the execution of this Agreement: (x) the adoption and approval of a new Equity Incentive Plan for MICT, in the form to be mutually agreed by the Parties (collectively, the “MICT Equity Plan”), including an Israeli sub-plan, which plan will provide that the aggregate awards under such plan shall be for a number of shares of MICT Common Stock equal to ten percent (10%) of the aggregate number of shares of MICT Common Stock issued and outstanding immediately after the Closing, and (y) the election of the members of the Post-Closing MICT Board. For the avoidance of doubt, the proposals set forth in clauses (i), (ii) and (iii) of the preceding sentence shall not be deemed to be MICT Stockholder Approval Matters and such proposals shall not constitute conditions to the Closing. If as of the close of business on the date for which the Special Meeting is scheduled, MICT has not received proxies representing a sufficient number of shares to obtain the Required Stockholder Approval, whether or not a quorum is present, MICT may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Proxy Statement, MICT will file with the SEC all financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in MICT’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq. MICT shall cooperate and provide Intermediate (and its respective counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. Intermediate shall provide MICT with such information concerning Intermediate (which information, for the avoidance of doubt, shall include Beijing Brookfield and ParagonEx) and Intermediate’s shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by Intermediate, as applicable, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, MICT makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting included therewith), if any, based on information provided by Intermediate or any of its Representatives for inclusion therein.

(b) MICT, with the assistance of Intermediate as described in Section 5.10(a), shall use commercially reasonable efforts to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement and the Special Meeting. Intermediate shall use commercially reasonable efforts to make its directors, officers and employees, upon reasonable advance notice, available to MICT and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. MICT shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to MICT’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and MICT’s Organizational Documents.

(c) MICT, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use their commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and thereafter file the definitive Proxy Statement. MICT shall provide Intermediate with copies of any written comments, and shall inform Intermediate of any material oral comments, that MICT, or its respective Representatives receive from the SEC or its staff with respect to the Proxy Statement and the Special Meeting promptly after the receipt of such comments and shall give Intermediate a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, MICT shall distribute the Proxy Statement to MICT’s stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware Act for a date no later than sixty (60) days following the filing of the definitive Proxy Statement.

(e) MICT shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, MICT’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder and the calling and holding of the Special Meeting.

5.11 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of MICT and Intermediate, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, MICT shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which Intermediate shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with Intermediate reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, MICT shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Intermediate and MICT shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller Representative and MICT each reviewing, commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.12 Confidential Information.

(a) Intermediate (which, for the avoidance of doubt, shall include Beijing Brookfield and ParagonEx) hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any MICT Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of MICT Confidential Information without MICT’s prior written consent; and (ii) in the event that Intermediate or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any MICT Confidential Information, (A) provide MICT to the extent legally permitted with prompt written notice of such requirement so that MICT or an Affiliate thereof may seek, at MICT’s cost, a protective Order or other remedy or waive compliance with this Section 5.12(a), and (B) in the event that such protective Order or other remedy is not obtained, or MICT waives compliance with this Section 5.12(a),, furnish only that portion of such MICT Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such MICT Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Intermediate shall, and shall cause its Representatives to, promptly deliver to MICT or destroy (at Intermediate’s election) any and all copies (in whatever form or medium) of MICT Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) MICT hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Intermediate Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Intermediate Confidential Information without Intermediate’s prior written consent; and (ii) in the event that MICT or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Intermediate Confidential Information, (A) provide Intermediate, to the extent legally permitted with prompt written notice of such requirement so that Intermediate may seek, at such its sole expense, a protective Order or other remedy or waive compliance with this Section 5.12(b) and (B) in the event that such protective Order or other remedy is not obtained, Intermediate waives compliance with this Section 5.12(b), furnish only that portion of such Intermediate Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Intermediate Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, MICT shall, and shall cause its Representatives to, promptly deliver to Intermediate or destroy (at MICT’s election) any and all copies (in whatever form or medium) of Intermediate Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, MICT and its Representatives shall be permitted to disclose any and all Intermediate Confidential Information to the extent required by the Federal Securities Laws.

5.13 Documents and Information. After the Closing Date, MICT and Intermediate (which information, for the avoidance of doubt, shall include Beijing Brookfield and ParagonEx) shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of MICT and Intermediate and their respective Subsidiaries and Affiliaites in existence on the Closing Date.

5.14 Post-Closing Board of Directors and Executive Officers. Pursuant to the Proxy Statement, it is contemplated that effective as of the Closing, MICT’s board of directors (the “Post-Closing MICT Board”) will consist of up to seven (7) individuals. Immediately after the Closing, pursuant to a vote of MICT’s stockholders contemplated to occur in connection with the Proxy Statement, three (3) directors shall be designated by Beijing Brookfield and four (4) directors shall be designated by holders of a majority of the Exchange Shares issued to the ParagonEx Sellers, as defined in the ParagonEx Share Exchange Agreement, provided, however, that if it becomes necessary for compliance with Nasdaq rules or other applicable regulatory requirements, Beijing Brookfield shall designate, on account of its three directors, two (2) individuals who are currently serving as directors of MICT as of the date of this Agreement (the “Continuing Directors”), provided that at least a majority of the Post-Closing MICT Board shall qualify as independent directors and shall comply with all applicable Nasdaq rules. In accordance with the MICT Charter as in effect at the Closing, no director on the Post-Closing MICT Board may be removed without cause, other than by the party or parties that appointed him or her, as aforesaid. At or prior to the Closing, MICT will provide each director designated by Intermediate with a customary director indemnification agreement, in form and substance reasonable acceptable to such director. Each post-Closing director or officer of MICT who was a director or officer of MICT as of the Closing (including the Continuing Directors) shall enter into an indemnification agreement that is not less favorable than the most favorable indemnification agreement entered into by any director designated by Intermediate.1

1.	Note to Draft: Composition and number of Board Members to be discussed amongst principals.

5.15 Indemnification of Directors and Officers; Tail Insurance.

(a)        From the Closing Date through the sixth anniversary of the Closing Date, MICT shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director or officer of MICT (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of MICT, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the Delaware Act for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Company upon receipt from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to MICT to the extent then required by the Delaware Act, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Subject to applicable Laws of the State of Delaware, the Organizational Documents of MICT after the Closing shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Organizational Documents of MICT.

(c) From and after the Effective Time, MICT shall fulfill and honor in all respects the obligations of MICT to each D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under MICT’s Organizational Documents and pursuant to any indemnification agreements between MICT and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) For the benefit of MICT’s and the Surviving Company’s directors and officers, MICT shall prior to the Effective Time obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than MICT’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, MICT shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and MICT shall timely pay all premiums with respect to the D&O Tail Insurance.

(e) From and after the Effective Time, MICT shall pay and be responsible for, all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.15 in connection with their enforcement of the rights provided to such persons in this Section 5.15.

(f) The provisions of this Section 5.15 are intended to be in addition to the rights otherwise available to the current and former officers and directors of MICT by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event MICT or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MICT, shall succeed to the obligations set forth in this Section 5.15.

5.16 Section 16 Matters. Prior to the Closing, MICT shall take all such steps as may be required to cause any acquisitions of MICT Common Stock and any options to purchase MICT Common Stock in connection with the Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MICT, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Legends. MICT shall be entitled to place the following legend on the book entries and/or certificates evidencing any MICT Common Stock to be received in the Merger:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

For the avoidance of doubt, this Agreement assumes, and Intermediate hereby confirms to MICT, that each of the Beijing Brookfield Share Exchange Agreement and the ParagonEx Share Exchange Agreement are currently in effect. In addition to the covenants made by Intermediate in this Agreement (including but not limited to those described in this Article V), Intermediate represents and warrants to MICT, as of the date hereof and as of the Closing, that the covenants and obligations made and agreed to by each of Beijing Brookfield and ParagonEx in the Beijing Brookfield Share Exchange Agreement and the ParagonEx Share Exchange Agreement, respectively (collectively, the “BII/ParagonEx Covenants”), are binding upon each of Beijing Brookfield and ParagonEx and shall be binding upon Intermediate as if made or agreed to by Intermediate in this Agreement, and MICT shall be permitted to rely on such BII/ParagonEx Covenants as if they were included herein.

5.18 LTIP Grant to ParagonEx Founders. Promptly after the Closing, MICT shall take all necessary action to establish a Long Term Equity Incentive Plan (“LTIP”), and grant and issue to each of Saar Pilosof and Haim Toledano an aggregate of 2,000,000 shares of MICT Common Stock pursuant to the terms of the LTIP, subject to the vesting and other material provisions set forth in the applicable grant agreement.

Article VI

CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by Intermediate, MICT and Merger Sub of the following conditions. For the avoidance of doubt, with respect to this Article VI, all conditions to the obligations of MICT on account of actions to be taken by Intermediate shall include, where applicable, actions to be taken by Beijing Brookfield or ParagonEx.

(a) Required Stockholder Approval. The MICT Stockholder Approval Matters, including the 20% Rule Proposal and the Amendment Proposal, that are submitted to the vote of the stockholders of MICT at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of MICT at the Special Meeting in accordance with MICT’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Stockholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents or notices required to be obtained from or provided to any third Person (other than a Governmental Authority) by any Party to this Agreement in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger or any of the other Transactions illegal.

(g) Appointment to the Board. The members of the Post-Closing MICT Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.14.

(h) Proxy Statement. The definitive Proxy Statement shall have been filed with the SEC.

6.2 Conditions to Obligations of Intermediate. In addition to the conditions specified in Section 6.1, the obligations of Intermediate to consummate the Transactions are subject to the satisfaction or written waiver (by Intermediate) of the following conditions:

(i) Representations and Warranties. All of the representations and warranties of MICT and Merger Sub set forth in this Agreement and in any certificate delivered by MICT and Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to Merger Sub, as of the date of its joinder to this Agreement) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, MICT and Merger Sub.

(j) Agreements and Covenants. MICT shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(k) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to MICT and Merger Sub since the date of this Agreement which is continuing and uncured.

(l) Effectiveness of ParagonEx Shares Exchange Agreement. The ParagonEx Share Exchange Agreement shall not have been terminated by either of the parties thereto for any reason in accordance with its terms, and there had been no restitution or unwinding of the transactions contemplated thereby.

(m) Effectiveness of Beijing Brookfield Share Exchange Agreement. The Beijing Brookfield Share Exchange Agreement shall not have been terminated by either of the parties thereto for any reason in accordance with their terms, and there had been no restitution or unwinding of the transactions contemplated thereby.

(n) Registration Statement. The Debenture Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(o) Closing Deliveries.

(i) Officer Certificates. Intermediate shall have received a certificate from MICT dated the Closing Date, signed by an executive officer of MICT in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary Certificates. MICT shall have delivered to Intermediate a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of MICT’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of MICT’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which MICT or Merger Sub is or is required to be a party or otherwise bound. Merger Sub shall have delivered to Intermediate a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Merger Sub’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Merger Sub’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Merger Sub is or is required to be a party or otherwise bound.

(iii) Good Standing. MICT shall have delivered to Intermediate a good standing certificate (or similar documents applicable for such jurisdictions) for each of MICT and Merger Sub certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of MICT’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which MICT or Merger Sub is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Effectiveness of Certain Ancillary Documents. The Lock-Up Agreement shall have been entered into and both the Lock-Up Agreement and the Voting Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(v) No indebtedness. MICT shall have no Indebtedness as reflected on MICT’s balance sheet and the SEC Filings (other than Indebtedness of up to an aggregate of Three Million Three Hundred Fifty Thousand U.S. Dollars ($3,350,000) assuming the Closing occurs on or prior to the Outside Date.

(vi) Termination of Certain Contracts. Intermediate shall have received evidence reasonably acceptable to Intermediate that the Contracts set forth on Schedule 6.2(f)(vi) involving any of the MICT and/or other Related Persons shall have been terminated with no further obligation or Liability of MICT or its Subsidiaries thereunder.

(vii) Reserved.

(viii) MICT Equity Plan & Israeli Sub Plan. MICT shall have filed for approval by the Israeli Tax Authority (“ITA”) the MICT Equity Plan in substantially the form attached as Schedule 6.2(f)(viii)), including an Israeli sub-plan intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance (the “MICT Israeli Sub-Plan”), and shall have taken all actions necessary for all 102 Securities which had been (A) granted under the Parent Equity Plan and Parent Israeli Sub-Plan, as defined in the ParagonEx Share Exchange Agreement, and (B) duly surrendered and delivered to MICT through a completed and validly executed instrument of transmittal, to have been rolled over to the MICT Equity Plan and MICT Israeli Sub-Plan and exchanged for Merger Shares (or options exercisable into Merger Shares, as the case may be), to be held by the 102 Trustee, as further defined in such plans. For avoidance of doubt, the ITA’s approval of the MICT Equity Plan and the MICT Israeli Sub-Plan or their qualification as capital gains route plans shall not be a condition to Closing, and such plans are only required to be filed with the ITA by the Closing Date.

(ix) Registration Rights Agreement. Intermediate shall have received a copy of the Registration Rights Agreement, duly executed by MICT.

6.3 Conditions to Obligations of MICT and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of MICT to consummate the Transactions are subject to the satisfaction or written waiver (by MICT) of the following conditions:

(p) Representations and Warranties. All of the representations and warranties of Intermediate set forth in this Agreement (including those incorporated by reference herein pursuant to the last paragraph in ARTICLE IV) and in any certificate delivered by Intermediate pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Intermediate.

(q) Agreements and Covenants. Intermediate shall have performed in all material respects all of its obligations and complied in all material respects with all of its respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date. For the avoidance of doubt, the obligations of Intermediate described in this Section 6.3(b) include all such obligations incorporated by reference herein pursuant to the last paragraph in ARTICLE V.

(r) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Intermediate since the date of this Agreement which is continuing and uncured.

(s) Related Acquisitions. Intermediate shall provide MICT with evidence, reasonably acceptable to MICT, that the Related Acquisitions have been completed prior to the effectiveness of this Agreement.

(t) Effectiveness of ParagonEx Shares Exchange Agreement. The ParagonEx Share Exchange Agreement shall not have been terminated by either of the parties thereto for any reason in accordance with its terms, and there had been no restitution or unwinding of the transactions contemplated thereby.

(u) Effectiveness of Beijing Brookfield Share Exchange Agreement. The Beijing Brookfield Share Exchange Agreement shall not have been terminated by either of the parties thereto for any reason in accordance with their terms, and there had been no restitution or unwinding of the transactions contemplated thereby.

(v) Closing Deliveries.

(i) Officer Certificate. MICT shall have received a certificate from Intermediate, dated as the Closing Date, signed by an executive officer of Intermediate in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. Intermediate shall have delivered to MICT a certificate from its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. Intermediate shall have delivered to MICT a good standing certificate (or similar documents applicable for such jurisdiction) certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of Intermediate’s and its Subsidiaries’ (including, for the avoidance of doubt, Beijing Brookfield and ParagonEx) jurisdiction of organization and from each other jurisdiction in which Intermediate and its Subsidiaries are qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charters. Intermediate shall have delivered to MICT a copy of the Intermediate Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of British Virgin Islands as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Share Certificates and Transaction Instruments. MICT shall have received from Intermediate, the Intermediate Certificates and other instruments or documents representing the Intermediate Securities (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Intermediate Securities in favor of MICT (or its nominee) and in form reasonably acceptable for transfer on the books of Intermediate.

(vi) Registration Rights Agreement. MICT shall have received a copy of the Registration Rights Agreement, duly executed by Intermediate Shareholder.

(w) PIPE. As of the Closing Date, the PIPE shall have been completed, and the aggregate amount of at least Twenty Five Million U.S. Dollars ($25,000,000) shall have been released to MICT.

(x) Fairness Opinion. As of the Closing Date, MICT shall have received a fairness opinion indicating that the transactions contemplated by this Agreement are fair to the stockholders of MICT. Pursuant to this Section 6.3(l), Intermediate agrees to promptly provide to the provider of such fairness opinion, which is currently contemplated to be CoView Capital, all information and assistance as is reasonably requested in connection therewith.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or it’s Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of MICT and Intermediate;

(b) by written notice by either MICT or Intermediate if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by January 24, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that in the event that the Proxy Statement is still being reviewed or commented on by the SEC, any Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 7.1(b) for an additional sixty (60) days.

(c) by written notice by any of MICT or Intermediate if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by Intermediate, if (i) there has been a material breach by MICT or its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of MICT shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Intermediate or (B) the Outside Date; provided that Intermediate shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time Intermediate is in material uncured breach of this Agreement;

(e) by written notice by MICT, if (i) there has been a breach by Intermediate (including those incorporated by reference herein pursuant to the last paragraph in ARTICLE IV) of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by MICT or (B) the Outside Date; provided that MICT shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time MICT is in material uncured breach of this Agreement;

(f) by written notice by Intermediate, at any time in the event that (A) MICT’s board of directors (or any committee thereof) shall have effected a MICT Board Recommendation Change or (B) MICT has entered into binding agreement concerning a transaction that constitutes a Superior Proposal;

(g) by written notice by MICT, at any time in the event that Intermediate has entered into binding agreement concerning a transaction that constitutes a Superior Proposal (including, for the avoidance of doubt, any such agreement involving Beijing Brookfield or ParagonEx);

(h) by written notice by MICT, if there shall have been a Material Adverse Effect with respect to Intermediate (including, for the avoidance of doubt, any Material Adverse Effect with respect to Beijing Brookfield or ParagonEx), following the date of this Agreement which is uncured and continuing;

(i) by written notice by Intermediate if there shall have been a Material Adverse Effect with respect to MICT following the date of this Agreement which is uncured and continuing;

(j) by written notice by either MICT or Intermediate if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, MICT’s stockholders have duly voted, and the Required Stockholder Approval was not obtained;

(k) by written notice by MICT in connection with MICT entering into a definitive agreement to effect a Superior Proposal;

(l) by written notice by Intermediate, in the event that Sunrise Securities LLC or any affiliate thereof seeks and obtains from a court of competent jurisdiction or other Governmental Authority a permanent injunction or other Order that has become final and non-appealable preventing the consummation of the transactions contemplated by this Agreement; or

(m) by written notice by MICT in the event that one or both of the conditions described in Section 6.3(k) or Section 6.3(l) are not satisfied.

7.2 Reserved.

7.3 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.11, 5.12, 7.6, Article VIII and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 7.6 and this Section 7.3 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.4 Reserved.

7.5 Reserved.

7.6 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

Article VIII
MISCELLANEOUS

8.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to MICT at or prior to the Closing, to:

MICT, Inc.

28 West Grand Avenue, Suite 3

Montvale, New Jersey 07645

Attn: David Lucatz, Chief Executive Officer

Telephone No.: (201) 225-0190

Email: david@micronet-enertec.com

with a copy (which will not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attn: Kenneth Koch, Esq.

Facsimile No.: (212)-983-3115

Telephone No.: (212)-692-6768

E-mail: KRKoch@mintz.com

If to Merger Sub at or prior to the Closing, to: The address set forth in Merger Sub’s joinder to this Agreement.

If to Intermediate at or prior to the Closing, to:

Global Fintech Holdings Ltd.

c/o Gateley PLC

98 King Street

Manchester, M2 4WU

United Kingdom

Attn: Darren C. Mercer, Executive Director

Telephone No.: 44 (0) 161 836 7816

Facsimile No.: +44 (0) 161 836 7701

Email: Darren.Mercer@bnntechnology.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:    Richard I. Anslow, Esq.
            Jonathan H. Deblinger, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  ranslow@egsllp.com
             jdeblinger@egsllp.com

If to Intermediate and MICT after the Closing, to:

Global Fintech Holdings Ltd.
c/o Gateley PLC

98 King Street

Manchester, M2 4WU

United Kingdom

Attn: Darren C. Mercer, Executive Director

Telephone No.: 44 (0) 161 836 7816

Facsimile No.: +44 (0) 161 836 7701

Email: Darren.Mercer@bnntechnology.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:    Richard I. Anslow, Esq.
            Jonathan H. Deblinger, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  ranslow@egsllp.com
             jdeblinger@egsllp.com

8.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of MICT and Intermediate and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.4 Reserved.

8.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 8.1. Nothing in this Section 8.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by MICT and Intermediate.

8.10 Waiver. Each of MICT, Merger Sub, and Intermediate, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by MICT or Intermediate in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of MICT.

8.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

8.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance the Applicable Accounting Principles or with respect to MICT, GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Non-Survival of Representations, Warranties, Covenants and Agreements. Except as provided in this Section 8.14, none of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article VIII, and provided that notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that after the Closing a Party shall not be prevented from bringing a valid Fraud Claim against the other Parties hereto with respect to the negotiation and execution of this Agreement and the Ancillary Documents

Article IX
DEFINITIONS

9.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by Intermediate, in the preparation of the latest audited Financial Statements. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreement, Lock-Up Agreement, the Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA or its equivalent in any foreign jurisdictions, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“BVI Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or registration, declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Debenture Registration Statement” means a resale registration statement on Form S-3 (or if such form is not available, any other appropriate available form) to be filed by MICT with the SEC in connection with the registration for resale under the Securities Act of the shares of MICT Common Stock issuable upon conversion of the MICT Debentures and any other securities underlying the MICT Debentures.

“Delaware Act” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by Intermediate or any one or more of their respective Subsidiaries primarily for the benefit of employees of Intermediate or such respective Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS, as applicable, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, design rights (whether registered or unregistered and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Intermediate Charter” means the certificate of incorporation of Intermediate, as amended and in effect under the BVI Act.

“Intermediate Confidential Information” means all confidential or proprietary documents and information concerning Intermediate or any of its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Intermediate Confidential Information shall not include any information which, (i) at the time of disclosure by MICT or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Intermediate to MICT or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Intermediate Confidential Information.

“Intermediate Securities” means, collectively, the Intermediate Shares, and any other securities of Intermediate.

“Intermediate Shares” means shares of stock, par value $0.001 per share, of Intermediate.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof with respect to a Party that was not reasonably foreseeable or known by the such Party or its board directors as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction or any of the events or occurrences of the nature described in clauses (i) through (iv) of the definition of Material Adverse Effect (solely as applied to the Company and its Subsidiaries).

“Knowledge” means, with respect to (i) Intermediate, the actual knowledge of the executive officers or directors of Intermediate, after reasonable inquiry, or (ii) any other Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“MICT Charter” means the certificate of incorporation of MICT, as amended and in effect under the Delaware Act.

“MICT Common Stock” means shares of common stock, par value $0.001 per share, of MICT.

“MICT Common Stock Price” means One U.S Dollar and Forty One Cents ($1.41 per share of MICT Common Stock.

“MICT Confidential Information” means all confidential or proprietary documents and information concerning MICT, or any of its respective Representatives; provided, however, that MICT Confidential Information shall not include any information which, (i) at the time of disclosure by Intermediate or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by MICT or its Representatives to Intermediate was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such MICT Confidential Information. For the avoidance of doubt, from and after the Closing, MICT Confidential Information will include the confidential or proprietary information of the Intermediate.

“MICT Convertible Note” means a convertible promissory notes, issued June 29, 2019, in the original principal amount of $2,000,000, which is convertible into shares of MICT Common Stock at a conversion price of $1.10 per share.

“MICT Debentures” means 5% senior secured convertible debentures of MICT, due six months from their date of issuance, and issued by MICT to Stadium Parkgate (Holdings) Limited and certain individuals.

“MICT Preferred Stock” means shares of Series A Convertible Preferred Stock, par value $0.001 per share, of MICT.

“MICT Warrant” or “MICT Warrants” means warrants entitling the holders thereof to purchase an aggregate of 8,687,499 shares of MICT’s Common Stock, consisting of (i) 158,000 shares at a purchase price of $1.50 per share, (ii) 717,000 shares at a purchase price of $2.00 per share, (iii) 200,000 shares a purchase price of $3.00 per share, (iv) 112,500 shares at a purchase price of $4.00 per share, (v) 4,772,727 shares at a purchase price of $1.01 per share and (vi) 2,727,272 shares at a purchase price of $1.01 per share.

“MICT Securities” means the MICT Common Stock, MICT Debentures, MICT Preferred Stock, MICT Warrants and MICT Convertible Note, collectively.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the time of determination, (i) all current assets of Intermediate, including cash and cash equivalents, on a consolidated basis, minus (ii) all current liabilities (excluding, without duplication, Indebtedness outstanding at Closing), on a consolidated basis and as determined in accordance with the Accounting Principles; provided that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from any shareholder of Intermediate.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Personal Information” means any information relating to an identified or identifiable natural person including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information or personal information under applicable Law.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Registration Rights Agreement” means a registration rights agreement for the registration with the SEC of the Shareholder Merger Consideration, in a form to be mutually agreed by MICT and Intermediate Shareholder.

“Related Acquisitions” means the purchases by Intermediate of (i) all of the capital stock and other equity interests of ParagonEx LTD, and (ii) all of the equity interests of ParagonEx LTD, of Beijing Brookfield), for a combination of shares of GFH stock and cash, which are to be consummated immediately prior to the Closing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, software implementations of algorithms, models and methodologies and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Stadium Note” means an unsecured convertible loan note with a currently outstanding principal balance of Six Million pounds (£6,000,000) originally issued by BNN in favor of SPH 2011 Limited and later assigned to Stadium Parkgate (Holdings) Limited; which shall be amended such that (i) shares of MICT Common Stock shall be substituted for any capital shares of GFH that otherwise would have been issuable pursuant to the terms and conditions of the Stadium Note (at any time) and (ii) the conversion price of the Stadium Note shall be changed to the MICT Common Stock Price per share.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. For the avoidance of doubt, the Parties acknowledge and agree that Micronet Ltd. (“Micronet”) is not a Subsidiary for purposes of this Agreement.

“Superior Proposal” means any Acquisition Proposal made by a third party after the date of this Agreement that (i) was not solicited in violation of Section 5.5 and (ii) the applicable party’s board of directors in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal and is more favorable to MICT’s stockholders than the transactions contemplated by this Agreement and is reasonably expected to be consummated in accordance with its terms. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of MICT Common Stock are actually traded on the principal securities exchange or securities market on which the shares of MICT Common Stock are then traded.

9.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
20% Rule Proposal	5.10(a)
Acquisition Proposal	5.5(a)
Agreement	Preamble
Alternative Transaction	5.5(a)
Amendment Proposal	5.10(a)
Antitrust Laws	5.8(b)
Articles and Plan of Merger	1.1
Beijing Brookfield	Recitals
Beijing Brookfield Share Exchange Agreement	Recitals
BII/ParagonEx Covenants	5.17
BII/ParagonEx Reps	4.8
BNN	Recitals
Cap Table	1.4
Change of Recommendation Notice Period	5.5(f)(ii)
Term	Section
Closing	2.1
Closing Date	2.1
Closing Filing	5.11(b)
Closing Press Release	5.11(b)
Continuing Directors	5.14
Costs	5.15(a)
D&O Indemnified Parties	5.15(a)
D&O Tail Insurance	5.15(d)
Effective Time	1.2
EGS	2.1
Enertec Escrow Agreement	3.22
Enertec Share Purchase Agreement 3.22	3.22
Enforceability Exceptions	3.2
Expenses	7.6
Federal Securities Laws	3.3

Term	Section
File	3.6(a)
GFH	Recitals
Interim Period	5.1(a)
Intermediate	Preamble
Intermediate Sub	Recitals
ITA	6.2(o)(viii)
Lock-Up Agreement	1.9(b)
Lost Certificate Affidavit	1.10
LTIP	5.18
Merger	Recitals
Merger Sub	Preamble
MICT	Preamble
MICT Accounts Receivable	3.6(d)
MICT Board Recommendation	5.5(e)
MICT Board Recommendation Change	5.5(e)
MICT Disclosure Schedules	Article III
MICT Equity Plan	5.10(a)
MICT Financials	3.6(b)
MICT Israeli Sub-Equity Plan	6.2(o)(viii)
MICT Material Contract	3.15(a)
MICT Options	1.16
MICT Personal Property Leases	3.13
MICT Real Property Leases	3.12
Term	Section
MICT Stockholder Approval Matters	5.10(a)
Minimum Net Cash	1.15
OFAC	3.19(c)
Outside Date	7.1(b)
ParagonEx	Recitals
ParagonEx Sellers	Recitals
ParagonEx Share Exchange Agreement	Recitals
Party(ies)	Preamble
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing MICT Board	5.14
Proxy Statement	5.10(a)
Public Certifications	3.6(a)
Required Stockholder Approval	6.1(a)
SEC Reports	3.6(a)
Seller Representative	Recitals
Shareholder Merger Consideration	1.4
Signing Filing	5.11(b)
Signing Press Release	5.11(b)
Special Meeting	5.10(a)
Specified Courts	8.5
Sunrise Agreement	1.13
Sunrise Securities	1.13
Surviving Company	1.1
Total Stadium Note Amount	1.14
Transactions	Recitals
Transmittal Documents	1.9(b)
Trump Securities	1.13
VAT	3.10(d)
Voting Agreement	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

MICT:

MICT, INC.

By:	/s/ David Lucatz
Name: David Lucatz
Title: Chief Executive Officer

Merger Sub:

MICT MERGER SUBSIDIARY INC.,

By:
Name:
Title:

Intermediate:

GFH INTERMEDIATE HOLDINGS LTD.,

By:
Name: Title: